UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
  ___________________________________

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEONARDO DRS, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary material
☐	Fee computed on table in exhibit required by item 25(p) per Exchange Act Rules 14a-6(i)(4) and 0-11.

LEONARDO DRS, INC.
SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 5, 2024
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2024

This Supplement (“Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by Leonardo DRS, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on April 5, 2024 (the “Proxy Statement”) supplements the Proxy Statement to clarify that approval of each of Proposal Nos. 4 and 5 (the “Proposals”) requires the affirmative vote of the holders of a majority of shares of the Company’s common stock present in person (virtually) or by proxy and entitled to vote on the matter at the Annual Meeting of Stockholders to be held on May 15, 2024, at 9:00 a.m. Eastern Time.
To avoid any potential ambiguity, the Proxy Statement is hereby supplemented such that the following text replaces, in its entirety, the first sentence under the heading entitled “Vote Required for Approval” on page 74 of the Proxy Statement:
“Approval of Proposal 4 requires the affirmative vote of the holders of a majority of shares of Leonardo DRS common stock present in person (virtually) or by proxy and entitled to vote on the matter at the Annual Meeting.”
The remaining text under the heading “Vote Required for Approval” on page 74 remains unchanged.
Further, the Proxy Statement is hereby supplemented such that the following text replaces, in its entirety, the first sentence under the heading entitled “Vote Required for Approval” on page 83 of the Proxy Statement:
“Approval of Proposal 5 requires the affirmative vote of the holders of a majority of shares of Leonardo DRS common stock present in person (virtually) or by proxy and entitled to vote on the matter at the Annual Meeting.”
The remaining text under the heading “Vote Required for Approval” on page 83 remains unchanged.
This Supplement is consistent with the full descriptions of the voting standards applicable to Proposal 4 and Proposal 5 set forth on page 2 of the Proxy Statement, which remain unchanged.
Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote. This Supplement should be read together with the matters set forth in the Proxy Statement. Other than as set forth above, all other items of the Proxy Statement are incorporated herein by reference without change.
If you have already submitted your proxy and wish to change your vote, please refer to “How Do I Change My Vote Or Revoke My Proxy?” on page 6 of the Proxy Statement for instructions.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2024
This Supplement, the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including consolidated financial statements are available at https://www.proxyvote.com.